EXHIBIT 10.9

EXHIBIT 10.9

THIRD AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
This THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), made between Alexandria Real Estate Equities, Inc. (the “Company”) and Peter M. Moglia (“Employee”), amends and restates in its entirety the Second Amended and Restated Executive Employment Agreement between the Company and Employee that was effective as of April 23, 2018 (the “Second Amended Agreement”). This Agreement is effective as of May 22, 2018 (the “Effective Date”).
RECITALS
WHEREAS, Employee is currently employed by the Company as its Co-Chief Executive Officer and Chief Investment Officer, pursuant to the Second Amended Agreement; and
WHEREAS, the Company now desires to employ Employee as its Co-Chief Executive Officer and Co-Chief Investment Officer, and Employee is willing to continue employment with the Company, on the amended and restated terms and conditions set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1.	POSITION; DUTIES; LOCATION.
Employee agrees to be employed by the Company and to serve in the position of its Co-Chief Executive Officer (“Co-CEO”) and Co-Chief Investment Officer, and the Company agrees to employ Employee in such capacities. In addition, Employee agrees to serve in such capacities for the Company’s subsidiaries, and in such additional or different capacities consistent with Employee’s current position as a senior executive of the Company, as may be determined by the Board of Directors of the Company (the “Board”). Employee shall devote such of Employee’s business time, energy, and skill to the affairs of the Company and its subsidiaries as shall be necessary to perform the duties of such positions. Notwithstanding the foregoing, and subject to any written policies of the Company, nothing in this Agreement shall preclude Employee from: (i) engaging in charitable and community affairs and not-for-profit activities, so long as they are consistent with Employee’s duties and responsibilities under this Agreement; (ii) managing Employee’s personal investments; (iii) serving on the boards of directors of non-profit companies; and (iv) serving on the boards of directors of other for-profit companies; provided, however, that, prior to accepting a position on any such for-profit board of directors, Employee shall obtain the approval of the Board (or, if applicable, the appropriate committee thereof), which shall be provided or withheld within the Board’s sole discretion; and provided, further, however, that Employee shall submit to the Board (or the appropriate committee thereof) a list of any for-profit boards of directors on which Employee is serving as of the Effective Date of this Agreement or thereafter. Employee shall report to the Company’s Executive Chairman and the Board and Employee shall perform the responsibilities and duties as determined from time to time by the Executive Chairman and the Board, including, but not limited to, such duties as provided for the Chief Executive Officer position under the Company’s bylaws and articles of incorporation. Employee shall be based in the Company’s Pasadena office, except for required travel on the Company’s business.

SECTION 2.	COMPENSATION AND OTHER BENEFITS.
In consideration of Employee’s employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 2. Employee authorizes the Company to deduct and withhold from all compensation to be paid to Employee any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.
2.1    Base Salary. Subject to the terms and conditions set forth herein, the Company agrees to pay Employee a base salary at the rate of six hundred twenty five thousand dollars ($625,000) per year, less standard payroll deductions and withholdings, payable on the Company’s regular payroll schedule (the “Base Salary”). Employee’s Base Salary shall be reviewed no less frequently than annually by the Board (or such committee as may be appointed by the Board for such purpose) on or before September 30 each year. The Base Salary payable to Employee shall be increased as of January 1 each year, by action taken no later than September 30 of such year, and at such additional times as the Board or a committee of the Board may deem appropriate, to an amount determined by the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive annual increase; provided, however, that such increase, at a minimum, shall be equal to the cumulative cost-of-living increment as reported in the “Consumer Price Index, Los Angeles, California, All Items,” published by the U.S. Department of Labor (using January 1, 2017, as the base date for comparison). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of the Company hereunder, and, once established at an increased specified rate, Employee’s Base Salary shall not be reduced unless Employee otherwise agrees in writing.
2.2    Cash Bonus.  Employee shall be eligible to receive a cash bonus (each, a “Cash Bonus”) for each fiscal year of the Company (or portion thereof) during the Term, with a threshold amount equal to 75% of Base Salary, a target amount equal to 150% of Base Salary, and a maximum amount equal to 225% of Base Salary. Determination and payment of any Cash Bonus will be based upon the achievement of personal and corporate goals determined by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with Exhibit A.
2.3    Equity Awards.
(a)    Long-Term Incentive Grant. With respect to each fiscal year of the Company during the Term which ends prior to the fiscal year during which this Agreement is terminated (as set forth in Section 3.1 herein), Employee shall be eligible to receive an annual long-term incentive compensation award in the form of restricted stock (an “LTI Grant”) pursuant to the Company’s Amended and Restated 1997 Stock Award and Incentive Plan or any other long-term incentive plan(s) in effect from time to time, subject to the terms and conditions thereof to the extent not inconsistent with this Agreement, which grant shall be made annually no later than 10 days following the end of the Company’s fiscal year to which the LTI Grant relates (i.e., each January 10). Employee’s target LTI Grant with respect to each such fiscal year shall be for that number of shares of the Company’s common stock obtained by dividing $4,500,000 by the closing price of such stock on the last trading day immediately prior to January 10 of the year following the year in respect of which such grant is made. 50% of the shares subject to the target LTI Grant (the “Time-Based Stock”) shall vest 1/36th each month over the 36-month period following the date of grant based solely on Employee’s continued service. The remaining 50% of the shares subject to the target LTI Grant (the “Target Performance-Based Stock”) shall be increased by 56.4%, such that the number of shares granted shall be 156.4% of the Target Performance-Based Stock (the “Maximum Performance-Based Stock”), and all or a portion of such Maximum Performance-Based Stock shall vest on the date (each, a “Performance-Based Stock Vesting Date”) that is not later than 30 days following the end of the third fiscal year following the fiscal year with respect to which the grant of such Maximum Performance-Based Stock is made, based on the determination and written certification of the Compensation Committee as of the Performance Stock Vesting Date of the extent to which the corporate performance criteria set forth in Exhibit B hereto, which is hereby incorporated herein by reference, are met. The corporate performance criteria (i.e., 3-year cumulative FFO/share growth and TSR) applicable to determining the vesting of the Maximum Performance-Based Stock with respect to each applicable fiscal year shall be determined by the Compensation Committee in accordance with Exhibit B. The number of shares of Maximum Performance-Based Stock in which Employee may become vested shall be determined based on the corporate performance criteria set forth in Exhibit B, but in no event may such number of shares exceed 156.4% of the number of shares of Target Performance-Based Stock.
(i)    Service Requirement. Except as otherwise provided in Sections 2.3(a)(ii), 3.4(b), 3.5, and 3.7(b) hereof, vesting of the Time-Based Stock and the Maximum Performance-Based Stock shall be subject to Employee’s continued employment with the Company on the applicable vesting date; and provided, further, that so long as Employee is employed by the Company on the December 31 immediately prior to the applicable Performance-Based Stock Vesting Date, the portion of the Maximum Performance-Based Stock award that is scheduled by its terms to vest on such Performance-Based Stock Vesting Date shall not be subject to forfeiture as a result of any termination on or after such December 31 and shall be eligible to vest based on the Compensation Committee’s determination and certification as described in Section 2.3(a).
(ii)    Vesting. Upon a Change in Control (as defined below):
(1)    Each outstanding award of Maximum Performance-Based Stock granted on or following the Effective Date (each a “Pre-CIC Performance Award”) shall either be converted into an “Alternative Performance Award” (as defined in this clause (1)) or, if not so converted, treated in accordance with the immediately following clause (2); for this purpose, an “Alternative Performance Award” shall mean an award (i) in respect of stock which is actively traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates (without regard to performance) of the Pre-CIC Performance Award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in this Agreement, (iii) which provides Employee with rights, terms and conditions substantially equivalent to or better than those of the Pre-CIC Performance Award, and (iv) which is the economic equivalent of the Pre-CIC Performance Award as of the consummation of the Change in Control.
For purposes of clause (iv) of the preceding sentence, an Alternative Performance Award shall be the “economic equivalent” of a Pre-CIC Performance Award if it is subject to a number of shares of stock equal to the “Pre-CIC Performance Award Shares” multiplied by the “Conversion Ratio.”
The Pre-CIC Performance Award Shares means a number of Company shares equal to the greater of (X) the target number of Company shares subject to the Pre-CIC Performance Award and (Y) that number of Company shares determined by applying to the terms of the Pre-CIC Performance Award immediately prior to the Change in Control (I) actual performance through the consummation of the Change in Control, in respect of a Pre-CIC Performance Award based on performance of the Company relative to that of a group or index (e.g., the Company’s total shareholder return ranking within that of the FTSE NAREIT Equity Office Index at the consummation of the Change in Control, in respect of an award of Maximum Performance-Based Stock), and (II) performance through the consummation of the Change in Control extrapolated through the entire applicable performance period, in respect of a Pre-CIC Performance Award based on absolute Company performance through the performance period (e.g., cumulative growth in the Company’s FFO/share through the applicable three-year performance period in respect of an award of Maximum Performance-Based Stock). By way of example of clause (II) of the preceding sentence, if a Change in Control occurs after exactly one-third of the performance period in respect of an award of Maximum Performance-Based Stock has elapsed, and the cumulative growth in the Company’s FFO/share through that portion of the performance period is five percent (5%), then the number of Company shares determined in accordance with such clause (II) shall be based on the attainment of cumulative FFO/share growth of fifteen percent (15%).
The Conversion Ratio means the sum of (A) with respect to that portion of the consideration paid to holders of Company common stock in the Change in Control transaction in the form of acquirer common stock, if any, the ratio as is used to determine the number of such shares of acquirer common stock paid to Company shareholders in respect of one share of Company common stock, plus (B) with respect to that portion of the consideration paid to holders of Company common stock in the Change in Control transaction in the form of cash, if any, the amount of cash paid per share of Company common stock divided by the opening price of acquirer common stock on the primary exchange on which it is traded on the trading day immediately following the Change in Control. By way of example, if holders of Company common stock are paid in a Change in Control transaction, for each such share, .5 shares of acquirer common stock and $75 in cash, and if the opening price of acquirer common stock on the primary exchange on which it is traded on the trading day immediately following the Change in Control is $100, the Conversion Ratio is 1.25, computed as (A) .5, plus (B) $75/$100, or .75.
(2)    Each Pre-CIC Performance Award which is not converted into an Alternative Performance Award shall vest in an amount equal to the number of Company shares equal to the Pre-CIC Performance Award Shares.
(3)    Each outstanding award of Time-Based Stock granted on or following the Effective Date (each, a “Pre-CIC Service Award”) shall either be converted into an “Alternative Service Award” (as defined in this clause (3)) or, if not so converted, shall vest; for this purpose, an “Alternative Service Award” shall mean an award (i) in respect of stock which is traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates of the Pre-CIC Service Award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in this Agreement, (iii) which provides Employee with rights, terms and conditions substantially equivalent to or better than those of the Pre-CIC Service Award, and (iv) which is the economic equivalent of the Pre-CIC Service Award as of the consummation of the Change in Control.
For purposes of clause (iv) of the preceding sentence, an Alternative Service Award shall be the “economic equivalent” of a Pre-CIC Service Award if it is subject to a number of shares of acquirer stock equal to the number of shares to which the Pre-CIC Service Award is subject, multiplied by the Conversion Ratio.
(4)    Any award which vests pursuant to the above upon a Change in Control shall vest in a manner which allows the shares subject to such award to participate in the Change in Control transaction on the same basis as shares of Company common stock generally.
(b)    All Equity Awards. For clarity, all equity awards shall be governed in all respects by the terms of the applicable stock option or restricted stock agreements, grant notice and plan documents, except as specifically provided in Sections 2.3, 3.4(b), 3.5, and 3.7(b) hereof. Notwithstanding anything in this Agreement to the contrary, upon a Change in Control, any outstanding equity awards held by Employee that were granted prior to January 1, 2016 shall become fully vested. Notwithstanding anything in this Agreement to the contrary, any equity award contemplated by this Agreement will be granted only if the number of shares available in the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (or any other long-term incentive plan(s) in effect from time to time) is sufficient for the granting of such equity award.
2.4    Vacation. Employee shall be entitled to accrue and use paid vacation in accordance with the terms of the Company’s vacation policy and practices, provided, however, that in no event will Employee’s vacation accrual rate be lower than three (3) weeks per year.
2.5    Other Benefits. Employee shall be eligible to participate in such of the Company’s benefit and deferred compensation plans as may be made available to executive officers of the Company, including, without limitation, the Company’s stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental plans, vision plans, sick pay, medical plans, personal catastrophe and accidental death insurance plans, financial planning, automobile arrangements, retirement plans, and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Company, such service shall be deemed to have commenced on April 14, 1998, which was Employee’s first date of employment with the Company.
2.6    Reimbursement for Expenses.  The Company shall reimburse Employee for all reasonable out-of-pocket business expenses (including, but not limited to, business entertainment expenses) incurred by Employee for the purpose of and in connection with the performance of Employee’s services pursuant to this Agreement. Employee shall be entitled to such reimbursement upon the presentation by Employee to the Company of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company’s policies. In addition, Employee shall be entitled to reimbursement for: (i) dues and membership fees in professional organizations and industry associations in which Employee is currently a member or becomes a member; and (ii) appropriate industry seminars and mandatory continuing education. The amount of expenses eligible for reimbursement pursuant to this Section 2.6 during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. Without extending the time of payment that would apply in the absence of this sentence, the Company shall reimburse Employee for any expense eligible for reimbursement pursuant to this Section 2.6 in accordance with the Company’s applicable expense reimbursement policies and procedures and on or before the end of the calendar year following the calendar year in which the expense was incurred.

SECTION 3.	TERMINATION; SEVERANCE.
3.1    Term and Termination. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on the date that this Agreement is terminated by either party pursuant to the provisions of this Agreement. Employee is employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or Employee may terminate Employee’s employment at any time, with or without Cause.
3.2    Compensation upon Termination. Upon the termination of Employee’s employment for any reason, the Company shall pay Employee all of Employee’s accrued and unused vacation and unpaid Base Salary earned through Employee’s last day of employment (the “Separation Date”).  In addition, Employee will receive reimbursement of business expenses as provided under Section 2.6, and in the event Employee terminates employment with the Company for any reason other than a termination by the Company for Cause, after the end of a fiscal year and prior to the date when bonuses for such fiscal year are paid by the Company to senior executives, then Employee shall receive the same cash bonus for such prior fiscal year (not including any restricted stock grant shares) that would have been awarded to Employee in the absence of such termination, and it shall be paid to Employee at the same time that cash bonuses are paid by the Company to other senior executives.
3.3    Termination for Cause. At any time, the Company shall be entitled to terminate this Agreement for Cause by written notice to Employee provided in accordance with Section 3.10(b), which notice shall specify the reason for and the effective date of such termination. In that event, the Company shall pay Employee the compensation set forth in Section 3.2, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.
3.4    Termination Without Cause or Resignation for Good Reason Not in Connection with a Change In Control. The Company shall be entitled to terminate Employee’s employment without Cause immediately upon written notice to Employee, and Employee shall be entitled to terminate this Agreement for Good Reason in accordance with Section 3.10(c). In either event, and provided that Employee is not eligible for severance benefits under Section 3.7 (Termination Without Cause or Resignation for Good Reason in Connection with a Change In Control), Employee shall receive the following severance benefits:
(a)    Salary Continuation. The Company shall pay Employee severance in an amount equal to one (1) year of Base Salary, less standard payroll deductions and withholdings, and paid in accordance with Section 3.9. The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that Employee materially breaches any of Employee’s continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement (as defined herein)).
(b)    Equity Award Vesting. To the extent not previously accelerated pursuant to Section 2.3, the Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock), the vesting of which otherwise depends only upon the passage of time (including without limitation any Alternative Performance Awards and Alternative Service Awards described in clauses (1) and (3), respectively, of Section 2.3(a)(ii) if termination is on or after a Change in Control, and Section 3.7 does not apply), such that all of the unvested shares shall be deemed vested as of the Separation Date. To the extent that the applicable personal, corporate or other performance goals are ultimately satisfied, Employee shall be entitled to the vesting of any and all awards of equity or equity-based compensation (including, without limitation, restricted stock and stock options), the vesting of which otherwise depends upon the satisfaction of personal, corporate or other performance criteria.
(c)    Bonus. The Company shall pay Employee a cash bonus for the year in which the Separation Date occurs in the amount of the cash bonus that Employee earned for the previous year, if any, or if such amount has not been determined at the time of termination, for the year prior to the previous year (provided, however, that if termination is on or after a Change in Control, and Section 3.7 does not apply, the amount shall in no event be lower than the highest actual cash bonus amount received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). For the avoidance of doubt, the calculation of such cash bonus shall not include any restricted stock grants, or shares of stock, or the value of such grants or stock, which may have been provided to Employee at any time.
(d)    Restricted Stock Grants.
(i)    Prior Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Prior Year Grant”) for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs (such year to be referred to as the “Prior Year”) in the amount that is the greater of the following: (A) any Annual Performance-Based Grants for Employee of restricted stock that may have already then been determined by the Compensation Committee for the Prior Year but which have not yet been made to Employee as of the Separation Date; and (B) the average of the amounts of any such Annual Performance-Based Grants that Employee received for the second, third, and fourth fiscal years prior to the fiscal year in which the Separation Date occurs. In the event that, as of the Separation Date, Employee has already received a restricted stock grant for the Prior Year (the “Actual Prior Year Grant”), then the Prior Year Grant calculated pursuant to the prior sentence shall be reduced (but not to below zero) by the number of shares previously received by Employee pursuant to such Actual Prior Year Grant, including shares included in the Actual Prior Year Grant that may become vested as a result of Employee’s termination of employment. For purposes of this Agreement, “Annual Performance-Based Grant” means (x) with respect to any fiscal year prior to the 2018 fiscal year, the long-term incentive award determined or approved, as applicable, by the Compensation Committee for such fiscal year and (y) with respect to the 2018 fiscal year and any following fiscal year, the LTI Grant determined or approved, as applicable, by the Compensation Committee for such fiscal year.
(ii)    Separation Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Separation Year Grant”) for the Company’s fiscal year in which the Separation Date occurs (the “Separation Year”) in the amount that is calculated as follows: (A) the number of shares of the Prior Year Grant (calculated pursuant to Section 3.4(d)(i), but without any reduction to account for an Actual Prior Year Grant); multiplied by (B) a fraction with a numerator equal to the number of calendar days that Employee was employed by the Company during the Separation Year and a denominator equal to 365 (or 366, if the Separation Year is a calendar leap year).
(e)    Continued Health Benefits. If Employee timely elects to continue coverage under the Company’s health insurance plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any analogous provisions of state law, the Company shall pay the applicable premiums for such continued coverage throughout the twelve (12)-month period following the Separation Date; provided, however, that (i) the Company shall not be required to make any such payments after such time as Employee becomes entitled to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such fact) and (ii) any applicable premiums that are paid by the Company shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay Employee’s COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide Employee taxable monthly payments in an amount that is calculated as (A) the amount of the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage, including coverage for any covered dependents (which amount shall be based on the premium for the first month of COBRA coverage immediately following the month in which Employee’s employment with the Company terminates), plus (B) an additional amount equal to the tax withholdings taken from the monthly payment (so that the after-tax value of the payment is equal to the monthly COBRA premium amount under (A)), and such monthly payments shall be made through the earlier of (i) twelve (12) months from the employment termination date or (ii) such date as Employee becomes eligible to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such eligibility).
3.5    Termination upon Death or Disability. This Agreement shall terminate immediately upon Employee’s death or Disability (as defined herein). In that event, the Company shall provide Employee (or, in the event of Employee’s death, Employee’s designated beneficiaries or, if Employee has none, Employee’s estate) with the compensation set forth in Section 3.2, as well as the severance benefits set forth in Section 3.4.
3.6    Resignation. Employee shall be entitled to resign at any time upon written notice to the Company thirty (30) days prior to the effective date of such resignation, which shall be specified in Employee’s notice of resignation. Unless Employee’s resignation is for Good Reason, upon Employee’s resignation, the Company shall pay Employee the compensation set forth in Section 3.2, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.
3.7    Termination Without Cause or Resignation for Good Reason in Connection with a Change In Control. Upon or within two (2) years following a Change in Control, the Company shall be entitled to terminate Employee’s employment without Cause immediately upon written notice to Employee, and Employee shall be entitled to terminate this Agreement for Good Reason in accordance with Section 3.10(c). In either event, Employee shall receive the following severance benefits:
(a)    Salary Continuation. The Company shall pay Employee severance in an amount equal to two (2) years of Base Salary, less standard payroll deductions and withholdings, and paid in accordance with Section 3.9. The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that Employee materially breaches any of Employee’s continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement).
(b)    Equity Award Vesting. To the extent not previously accelerated pursuant to Section 2.3, the Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock), the vesting of which otherwise depends only upon the passage of time (including without limitation any Alternative Performance Awards and Alternative Service Awards described in clauses (1) and (3), respectively, of Section 2.3(a)(ii)), such that all of the unvested shares shall be deemed vested as of the Separation Date. To the extent that the applicable personal, corporate or other performance goals are ultimately satisfied, Employee shall be entitled to the vesting of any and all awards of equity or equity-based compensation (including, without limitation, restricted stock and stock options), the vesting of which otherwise depends upon the satisfaction of personal, corporate or other performance criteria.
(c)    Bonus. The Company shall pay Employee a cash bonus for the year in which the Separation Date occurs in an amount equal to two (2) times the amount of the cash bonus that Employee earned for the previous year, if any, or, if such amount has not been determined at the time of termination, two (2) times the amount for the year prior to the previous year (provided, however, that the amount shall in no event be lower than two (2) times the highest actual cash bonus amount received by Employee for the two (2) calendar years preceding the calendar year in which the Change in Control occurs). For the avoidance of doubt, the calculation of such cash bonus shall not include any restricted stock grants, or shares of stock, or the value of such grants or stock, which may have been provided to Employee at any time.

(d)    Restricted Stock Grants.
(i)    Prior Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Prior Year Grant”) for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs (such year to be referred to as the “Prior Year”) in the amount that is the greater of the following: (A) any Annual Performance-Based Grants for Employee of restricted stock that may have already then been determined by the Compensation Committee for the Prior Year but which have not yet been made to Employee as of the Separation Date; and (B) the average of the amounts of any such Annual Performance-Based Grants that Employee received for the second, third, and fourth fiscal years prior to the fiscal year in which the Separation Date occurs. In the event that, as of the Separation Date, Employee has already received a restricted stock grant for the Prior Year (the “Actual Prior Year Grant”), then the Prior Year Grant calculated pursuant to the prior sentence shall be reduced (but not to below zero) by the number of shares previously received by Employee pursuant to such Actual Prior Year Grant, including shares included in the Actual Prior Year Grant that may become vested as a result of Employee’s termination of employment. For purposes of this Agreement, “Annual Performance-Based Grant” means (x) with respect to any fiscal year prior to the 2018 fiscal year, the long-term incentive award determined or approved, as applicable, by the Compensation Committee for such fiscal year and (y) with respect to the 2018 fiscal year and any following fiscal year, the LTI Grant determined or approved, as applicable, by the Compensation Committee for such fiscal year.
(ii)    Separation Year Stock Grant. The Company shall grant to Employee, fully vested, a restricted stock grant (the “Separation Year Grant”) for the Company’s fiscal year in which the Separation Date occurs (the “Separation Year”) in the amount that is calculated as follows: (A) the number of shares of the Prior Year Grant (calculated pursuant to Section 3.7(d)(i), but without any reduction to account for an Actual Prior Year Grant); multiplied by (B) a fraction with a numerator equal to the number of calendar days that Employee was employed by the Company during the Separation Year and a denominator equal to 365 (or 366, if the Separation Year is a calendar leap year).
(e)    Continued Health Benefits. If Employee timely elects to continue Employee’s coverage under the Company’s health insurance plans in accordance with COBRA or any analogous provisions of state law, the Company shall pay the applicable premiums for such continued coverage throughout the twelve (12)-month period following the Separation Date; provided, however, that (i) the Company shall not be required to make any such payments after such time as Employee becomes entitled to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such fact), and (ii) any applicable premiums that are paid by the Company shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay Employee’s COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide Employee taxable monthly payments in an amount that is calculated as (A) the amount of the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage, including coverage for any covered dependents (which amount shall be based on the premium for the first month of COBRA coverage immediately following the month in which Employee’s employment with the Company terminates), plus (B) an additional amount equal to the tax withholdings taken from the monthly payment (so that the after-tax value of the payment is equal to the monthly COBRA premium amount under (A)), and such monthly payments shall be made through the earlier of (i) twelve (12) months from the employment termination date, or (ii) such date as Employee becomes eligible to receive similar health insurance coverage from another employer or recipient of Employee’s services (and Employee shall promptly notify the Company of any such eligibility).
3.8    Release. As a condition to receipt of any severance benefits pursuant to Sections 3.4, 3.5 or 3.7 of this Agreement, Employee (or, in the event of Employee’s death, Employee’s designated beneficiaries or, if Employee has none, Employee’s estate) shall be required to provide the Company with an effective general release of any and all known and unknown claims against the Company and other specifically identified released parties, substantially in the form attached hereto as Exhibit C (the “Release”), within the applicable time period set forth in the specific form of Release provided to Employee by the Company, but in no event more than sixty (60) days following the Separation Date.
3.9    Payment of Severance Benefits; Section 409A.  In the event that Employee is entitled to any severance benefits pursuant to Sections 3.4, 3.5, or 3.7 of this Agreement (other than any accelerated vesting under Sections 3.4(b), 3.5, or 3.7(b)), such severance benefits shall be payable as follows: (1) (i) any payment of Base Salary pursuant to Sections 3.4(a) or 3.5 shall be made in the form of substantially equal installments for a period of one (1) year following the Separation Date, and (ii) any payment of Base Salary pursuant to Section 3.7(a) shall be made in the form of substantially equal installments for a period of two (2) years following the Separation Date, provided, however, that any payments delayed pending the effective date of the Release shall be paid in arrears no later than ten (10) days after such effective date; (2)

any payment of bonus pursuant to Sections 3.4(c), 3.5, or 3.7(c) shall be made in the form of a lump sum within ten (10) days following the effective date of the Release; and (3) any restricted stock grants pursuant to Sections 3.4(d), 3.5, or 3.7(d) shall be made in full within thirty (30) days following the effective date of the Release; provided, however, that:
(a)    Payment of such amounts and any other amounts or benefits provided under this Agreement in connection with Employee’s termination of employment that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”)), unless the Company reasonably determines that such amounts and benefits may be provided to Employee without causing Employee to incur the adverse personal tax consequences under Section 409A. If the provision of any non-cash benefits under this Agreement in connection with Employee’s termination of employment is not permitted under the Company’s plans or would subject the Company to penalties or additional costs, the Company may elect to instead provide Employee with an economically equivalent cash payment; and
(b)    It is intended that (i) each installment of any amounts or benefits payable under this Agreement in connection with Employee’s termination of employment be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) (and each such installment is hereby designated as separate for such purpose); (ii) all payments of any such amounts or benefits satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) as payable in connection with an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(d)(1); and (iii) any such amounts or benefits consisting of premiums payable under COBRA also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if any such amounts or benefits constitute “deferred compensation” under Section 409A and Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of such benefit payments shall be delayed as follows, provided that the Release has become effective in accordance with its terms: on the earlier to occur of (a) the date that is six (6) months and one (1) day after Employee’s Separation from Service and (b) the date of Employee’s death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay Employee a lump sum amount equal to the sum of the benefit payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this Section 3.9(b), and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
3.10    Definitions. For purposes of this Agreement, the following definitions shall apply:
(a)    Disability. The term “Disability” shall mean a physical or mental disability that renders Employee unable to perform one or more of the essential functions of Employee’s job, as determined by two (2) licensed physicians selected jointly by the Board and Employee, for a period of 180 days during any 365-day period.
(b)    Cause. For purposes of this Agreement, “Cause” shall mean: (1) Employee’s conviction of any felony involving moral turpitude, fraud, or dishonesty; (2) Employee’s persistent, willful, and continual failure to substantially perform Employee’s material job duties under this Agreement (other than a failure resulting from Employee’s Disability); (3) Employee’s material and willful breach of any material statutory or fiduciary duty to the Company; or (4) Employee’s material and willful breach of this Agreement or the Proprietary Information Agreement.  In order to terminate this Agreement for Cause under subparts (2) through (4) in the preceding sentence, the Company must provide specific, detailed written notice to Employee of the occurrence of one or more of the foregoing circumstances within ninety (90) days following the initial occurrence of the circumstance, and if cured by Employee within thirty (30) days following receipt of notice, such event shall not provide Cause for termination by the Company; provided, however, that if the circumstance is part of an ongoing series of actions or behaviors that the Company considers to be Cause, the Company shall be entitled to provide such written notice to Employee within ninety (90) days following any occurrence of such action or behavior.  For purposes of this provision: (i) no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company; and (ii) no breach shall be considered “material” unless it has caused or is likely to cause material harm to the Company.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any of the following circumstances: (1) a material diminution in Employee’s duties from those in effect immediately prior, or a materially adverse alteration in the nature or status of

Employee’s responsibilities from those in effect immediately prior to such change; (2) a material reduction by the Company in Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time (provided, however, that a reduction in base salary imposed in connection with an across-the-board reduction of base salaries of all executive officers of the Company and not in connection with or following a Change in Control shall not provide grounds for Good Reason); (3) the relocation of Employee’s offices to a location outside the greater Los Angeles/Pasadena metropolitan area, or requiring Employee to travel on Company business to an extent materially greater than Employee’s previous business travel obligations; (4) the failure by the Company to pay Employee any material portion of Employee’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all the employees of the Company (and all the employees of any entity whose actions resulted in a Change in Control, if such compensation deferral occurs after a Change in Control), or to pay Employee any material portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven (7) days of the date such compensation is due; (5) the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed previously; (6) a material reduction in the benefits provided to Employee under any of the Company’s directors and officers liability insurance, life insurance, medical, health and accident, or disability plans in which Employee was participating previously (provided, however, that a modification of any such benefits that impacts all executive officers of the Company in the same or a substantially similar manner as Employee and that was not made in connection with or following a Change in Control, shall not provide grounds for Good Reason), or the failure by the Company to provide Employee with substantially the same number of paid vacation days to which Employee is entitled in accordance with the Company’s normal vacation policy in effect at such time; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. In order to terminate this Agreement for Good Reason, Employee must provide written notice to the Company of the occurrence of one or more of the foregoing circumstances within ninety (90) days following the initial occurrence of the circumstance; provided, however, that the Company shall not be required to provide any benefits under Section 3.4 or 3.7 if it is able to remedy and does remedy such circumstance within a period of thirty (30) days following such notice.
(d)    Change in Control. A “Change in Control” shall be deemed to have occurred if:
(i)    any Person (as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of the Company with any other Company, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the

Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
3.11    No Offset. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise, nor shall Employee’s entitlement to any severance benefit hereunder be offset by any earned income Employee may receive from employment or consulting with a third party after Employee’s employment with the Company.

SECTION 4.	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.
Employee shall be required to continue compliance with Employee’s obligations under the Employee Proprietary Information and Inventions Agreement with the Company that Employee previously executed (the “Proprietary Information Agreement”), a copy of which is attached as Exhibit D.

SECTION 5.	COMPANY POLICIES.
Employee shall be required to continue compliance with the Company’s employee policies and procedures established by the Company from time to time.

SECTION 6.	ASSIGNABILITY.
This Agreement is binding upon, and inures to the benefit of, the parties and their respective heirs, executors, administrators, personal representatives, successors, and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 7.	NOTICES.
All notices and other communications under this Agreement shall be in writing and shall be given by facsimile, first class mail (certified or registered with return receipt requested), or Federal Express overnight delivery, and shall be deemed to have been duly given three days after mailing or twenty-four (24) hours after transmission of a facsimile or Federal Express overnight delivery (if the receipt of the facsimile or Federal Express overnight delivery is confirmed) to the respective persons named below:
If to the Company:    Alexandria Real Estate Equities, Inc.
385 E. Colorado Boulevard, Suite 299
Pasadena, CA  91101
Telephone:  (626) 578-0777
If to Employee:    Peter M. Moglia
            c/o Alexandria Real Estate Equities, Inc.
            385 East Colorado Boulevard, Suite 299
Pasadena, CA 91101
Any Party may change such Party’s address for notices by notice duly given pursuant hereto.

SECTION 8.	ARBITRATION.
To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including, but not limited to, statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Employee if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

SECTION 9.	MISCELLANEOUS.
9.1    Entire Agreement. This Agreement, including its exhibits, contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all other communications, representations, or agreements, oral or written, including, but not limited to, the Second Amended Agreement, and all negotiations and communications between the parties relating to this Agreement. Employee has not entered into this Agreement in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.
9.2    Amendment. This Agreement may not be amended or modified except by an instrument in writing duly executed by Employee and the Board.
9.3    Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California, without regard to conflict of laws principles.
9.4    Provisions Severable. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.
9.5    Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement shall be in writing and will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power, or privilege.
9.6    Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.
9.7    Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or .pdf of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.
9.8    Indemnification. In addition to any rights to indemnification to which Employee may be entitled under the Company’s Charter and By-Laws, the Company shall indemnify Employee at all times during and after Employee’s employment to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland, or any successor provision thereof and any other applicable state law, and shall pay Employee’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.
IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Executive Employment Agreement to be duly executed on the dates identified below, effective as of the Effective Date stated above herein.
ALEXANDRIA REAL ESTATE EQUITIES, INC.         PETER M. MOGLIA

By: /s/ Joel S. Marcus             /s/ Peter M. Moglia
Joel S. Marcus
Executive Chairman

Date: May 30, 2018            Date: May 30, 2018

EXHIBIT A
CASH BONUS
1.Cash Bonus.
With respect to each fiscal year of the Company during the Term, Employee shall be eligible to receive a Cash Bonus, 60% of which shall be payable based upon the achievement of certain corporate performance criteria (“Corporate Performance Criteria”), and 40% of which shall be payable based upon the achievement of certain individual performance criteria (“Individual Performance Criteria”). The Cash Bonus payable, if any, shall have a threshold amount equal to 75% of Base Salary, a target amount equal to 150% of Base Salary and a maximum amount equal to 225% of Base Salary. The Cash Bonus payable, if any, for any fiscal year shall be payable only following written certification by the Compensation Committee of the requisite corporate performance in two installments, with 50% payable on April 1 and the remaining 50% payable on July 1 of the year immediately following the fiscal year to which such Cash Bonus relates. The Corporate Performance Criteria and Individual Performance Criteria shall be reasonably determined by the Compensation Committee in good faith following consultation with Employee, and shall be consistent with this Exhibit A and the other terms of the Agreement.

2.    Corporate Performance Criteria Generally.
The specific Corporate Performance Criteria to be achieved (i) with respect to 2018 are set forth in Section 3 of this Exhibit A, and (ii) with respect to any fiscal year of the Company during the Term after 2018, shall be the same as the fiscal 2018 criteria; provided, however, that the goals and metrics of Exhibit A may be modified for fiscal years after 2018 to conform to new business circumstances, all as determined reasonably and in good faith by the Compensation Committee in consultation with Employee.

3.    Corporate Performance Criteria for 2018: Goal Categories, Weighting and Financial Metrics.

With respect to 60% of the Cash Bonus, annual Corporate Performance Criteria are to be established each year within the following categories and weightings:

50% balance sheet management goals
50% profitability and NAV related goals

The respective weighting allocable to each of the Corporate Performance Criteria utilized for determining such 60% of the Cash Bonus for fiscal 2018 shall be as follows, with specific quantitative criteria and ranges of numerical metrics to be determined by the Compensation Committee for each of the threshold, target, and maximum amounts described in Section 1 of this Exhibit A (and the extent to which the numerical metrics determined by the Compensation Committee are satisfied with respect to the Corporate Criteria shall be determined by linear interpolation within such applicable ranges):

Balance Sheet Goals	Weighting
Liquidity	25%
Net debt to adjusted EBITDA (the lower of 4Q18 annualized or trailing 12 mos.)	25%
Fixed charge coverage ratio (the greater of 4Q18 annualized or trailing 12 mos.)	25%
Appropriate balance of capital options (pricing, tenure, mix of capital structure, long-term capital alternatives, maturity profile)	25%

Profitability and NAV Related Goals	Weighting
Percentage of Annual Rental Revenue from investment grade or large cap (public or private) tenants	20%
Net operating income growth	20%
Same property NOI growth: GAAP basis Cash basis	20% Total 10% 10%
Amount of RSF leased	20%
Adjusted EBITDA margin	20%

4.    Individual Performance Criteria.
The specific Individual Performance Criteria to be achieved shall be determined by the Compensation Committee with respect to 2018 not later than 90 days after the execution of the Agreement, and with respect to any fiscal year of the Company during the Term after 2018 not later than 90 days after the beginning of the fiscal year. The Individual Performance Criteria shall relate to some or all of the following: (i) providing key leadership in the continued pursuit of the Company’s strategy to ensure that shareholder value is maximized over the long-term, particularly with respect to (A) raising capital and further strengthening the Company’s long-term capital structure; (B) supporting the Company’s selective development strategy focused on high quality properties that are well-positioned within the Company’s identified core markets, have high quality tenants in place and offer attractive yields; (C) rental rates upon renewal or re-leasing of space being consistent with prevailing market rates; and (D) driving the cost effective completion of the Company’s development and redevelopment properties; (ii) fostering effective communication with the Executive Chairman and Board of Directors on matters of tactical and strategic importance, including risk management matters; (iii) actively communicating on a regular basis with investors and analysts, and (iv) effectively managing the career development of high potential employees.

5.    Definitions.
If, at any time, there is any change in (i) GAAP or (ii) any other definition, convention or calculation that would affect amounts to be paid pursuant to the terms of this Exhibit A, then such changed definition, convention or calculation shall not apply to either party’s performance of the Agreement unless both parties hereto consent in writing to the application of such changed definition, convention or calculation, and pending such written consent, the parties hereto shall endeavor to preserve the intent of the parties at the time of the execution of the Agreement with regard to all calculations pursuant to this Exhibit A. The Corporate Performance Criteria set forth in Section 3 of this Exhibit A, as applicable, may be adjusted by the Compensation Committee to reflect (and, as applicable, shall be adjusted to exclude) the impact of discontinued operations and real estate dispositions. Additionally, calculations of the Corporate Performance Criteria set forth in Section 3 of this Exhibit A shall exclude changes in earnings related fluctuations in unrealized fair market value of financial instruments that were classified in other comprehensive income prior to 2018.

EXHIBIT B
CERTAIN PERFORMANCE-BASED STOCK
1.    Performance-Based Stock.
In accordance with and subject to Section 2.3(a) of the Agreement, with respect to each fiscal year of the Company during the Term which ends prior to the fiscal year during which this Agreement is terminated (as set forth in Section 3.1 of the Agreement), Employee shall be eligible to receive and vest in an LTI Grant. 50% of the number of shares subject to the LTI Grant is referred to in the Agreement and in this Exhibit B as the Target Performance-Based Stock, and such number of shares, increased by 56.4%, is referred to in the Agreement and in this Exhibit B as the Maximum Performance-Based Stock. The Maximum Performance-Based Stock shall vest based on the achievement of performance criteria specified in this Exhibit B. For the avoidance of doubt, performance criteria shall not be based on or relate to Employee’s individual performance, and, in accordance with the terms of Sections 2 and 3.1 of this Exhibit B, the entirety of the Maximum Performance-Based Stock with respect to any LTI Grant may fail to vest and be forfeited.

2.    Vesting of Maximum Performance-Based Stock. For each LTI Grant, the respective Maximum Performance-Based Stock shall vest (i) if Employee satisfies any service requirements specified in Section 2.3(a) of the Agreement and (ii) to the extent the requirements of Section 3 of this Exhibit B are satisfied, after adjustment as set forth in Section 4 of this Exhibit B.
3.    FFO/Share Growth Requirements.
3.1.    The LTI Grant to be made with respect to the 2018 fiscal year of the Company will be made according to the following criteria.
(a)    Minimum FFO/share growth: the requirements of this Section 3 are not satisfied if the Company achieves a cumulative three-year growth rate in FFO/share of less than a percentage level to be determined by the Compensation Committee;
(b)    Threshold FFO/share growth: the requirements of this Section 3 are met with respect to 50% of the number of shares of Target Performance-Based Stock if the Company achieves a cumulative three-year growth in FFO/share of a percentage level to be determined by the Compensation Committee;
(c)    Intermediate FFO/share growth: the requirements of this Section 3 are met with respect to 75% of the number of shares of Target Performance-Based Stock if the Company achieves a cumulative three-year growth in FFO/share of a percentage level to be determined by the Compensation Committee; and
(d)    Target FFO/share growth: the requirements of this Section 3 are met with respect to 100% of the number of shares of Target Performance-Based Stock if the Company achieves a cumulative three-year growth rate in FFO/share of a percentage level to be determined by the Compensation Committee.

(e)    Maximum FFO/share growth: the requirements of this Section 3 are met with respect to 150% of the number of shares of Target Performance-Based Stock if the Company achieves a cumulative three-year growth in FFO/share equal to or in excess of a percentage level to be determined by the Compensation Committee.
3.2.    Interpolation. If, for the LTI Grant made with respect to the 2018 fiscal year of the Company, the Company achieves a cumulative three-year growth rate in FFO/share within certain quantitative ranges to be determined by the Compensation Committee, then the extent to which the requirements of this Section 3 are satisfied with respect to the number of shares of Target Performance-Based Stock shall be determined by linear interpolation within such applicable ranges.
3.3.    Calculation of FFO/Share. For purposes of this Exhibit B, FFO will be computed as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable real estate and land parcels and impairments of depreciable real estate (excluding land parcels), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, and then further adjusted to add back non-cash charges, changes in earnings related to fluctuations in the unrealized fair market value of financial instruments that were classified in other comprehensive income prior to 2018, impairments of land parcels, deal costs, unusual or non-recurring costs, and the amount of such items that is allocable to unvested restricted stock awards, and also, other than as determined by the Compensation Committee, excluding the effects of certain real estate asset dispositions. The shares used for the calculation of FFO/share growth with respect to each LTI Grant will be the same as the weighted average shares used by the Company in its calculation of FFO/share in the Company’s public disclosures, as adjusted from time to time, for the relevant three-year performance period. Growth in FFO/share will be calculated to one decimal point (e.g., 99.0%), over the three-year period that starts with January 1 of the year following the year to which the LTI Grant relates and ends on December 31 of the third year following the year to which the LTI Grant relates.
3.4.    LTI Grants with Respect to Fiscal Years after 2018. With respect to fiscal years of the Company after 2018, the FFO/share growth requirements for LTI Grants, points of interpolation, and method of calculation of FFO per share (in Sections 3.1, 3.2 and 3.3 of this Exhibit B) will be the same as those for fiscal year 2018; provided, however, that such FFO/share growth requirements may be modified to conform to new business circumstances, utilizing the same method of analyzing the Company’s historical performance as used with respect to the Company’s 2018 fiscal year, all as determined reasonably and in good faith by the Compensation Committee in consultation with Employee.
4.    TSR Provisions.
4.1.    Performance Below or at Target. For each LTI Grant, the number of shares of Maximum Performance-Based Stock in which Employee shall vest (if he is otherwise entitled thereto under Section 3 of this Exhibit B) shall be:
(a)    Minimum TSR: 50% of the number of shares of Target Performance-Based Stock with respect to which the requirements of Section 3 of this Exhibit B have been satisfied, if the Company’s TSR is at or below the 25th percentile of the companies in the FTSE NAREIT Equity Office Index (the “Index”), when ranked by TSR for the applicable three-year period;
(b)    Target TSR: 100% of the number of shares of Target Performance-Based Stock with respect to which the requirements of Section 3 of this Exhibit B has been satisfied, if the Company’s TSR is at or above the median of the companies in the Index for the applicable three-year period.
(c)    Maximum TSR: 150% of the number of shares of Target Performance-Based Stock with respect to which the requirements of Section 3 of this Exhibit B have been satisfied, if the Company’s achieves TSR at or exceeding the 75th percentile of the companies in the Index, for the applicable three-year period.
4.2.    Interpolation. If, for the year relating to any LTI Grant, the Company achieves TSR between the 25th and 50th percentiles, or between the 50th and 75th percentiles, then the extent to which the requirements of this Section 4 are satisfied with respect to the number of shares of Target Performance-Based Stock specified in Section 3 of this Exhibit B shall be determined by linear interpolation within such applicable range. By way of example, if the TSR over the applicable fiscal year of the Company was at the 55th percentile of the companies in the Index, then the percentage of shares of Target Performance-Based Stock that is eligible to vest pursuant to Section 3 of this Exhibit B shall be increased by 10% (and consequently, 110% of the shares of Target Performance-Based Stock that have met the requirements of Section 3 will meet the requirements of this Section 4), calculated as follows: N = 100 + (55-50)/(75-50) x (150 – 100) = 110%.
5.    Maximum Share Limitation. Notwithstanding anything in this Exhibit B or the Agreement to the contrary, the Maximum Performance-Based Stock in which Employee may vest with respect to any fiscal year of the Company shall not exceed 156.4% of the number of shares of Target Performance-Based Stock with respect to such fiscal year.
6.    Definitions. If, at any time, there is any change in (i) GAAP or (ii) any other definition, convention or calculation that would affect amounts to be paid pursuant to the terms of this Exhibit B, then such changed definition, convention or calculation shall not apply to either party’s performance of the Agreement unless both parties hereto consent in writing to the application of such changed definition, convention or calculation, and pending such written consent, the parties hereto shall endeavor to preserve the intent of the parties at the time of the execution of the Agreement with regard to all calculations pursuant to this Exhibit B.

EXHIBIT C

SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date)
In exchange for the accelerated vesting of equity, severance benefits, and/or other consideration to be provided to me by Alexandria Real Estate Equities, Inc. (the “Company”), and as required by the Third Amended and Restated Executive Employment Agreement between the Company and me effective as of May 22, 2018 (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”).
I hereby generally and completely release the Company and its parent and subsidiary entities, and its and their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, applicable law, or applicable directors and officers liability insurance; and (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge, or proceeding. I represent that I have no lawsuits, claims, or actions pending in my name, or on behalf of any other person or entity, against any of the Released Parties.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Executive Chairman; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it if I do not revoke it (the “Effective Date”).
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including, but not limited to, the release of unknown and unsuspected claims.
I hereby represent that I have been paid all compensation owed, and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy, or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.
I further agree: (1) not to disparage the Company, or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry, or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, or other formal proceeding against the Company, its parent, or subsidiary entities, affiliates, officers, directors, employees, or agents; and (3) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.
By:
Peter M. Moglia
Date:

EXHIBIT D

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT